                                                                      Exhibit 12
                          THE SHERWIN-WILLIAMS COMPANY
                    Calculation of Earnings to Fixed Charges
                              (Dollars in Millions)
                               (Historical Basis)



                                     Six Months Ended
                                        June 30,               Year Ended December 31,
                                        --------             ----------------------------
                                      1998     1997     1997     1996     1995     1994     1993
                                      ----     ----     ----     ----     ----     ----     ----

Earnings:
  Income before income taxes and
  cumulative effect of accounting
  changes                              201      191      427      375      318      299      264
  Fixed Charges                         96       98      194      130       99       97       98
                                       ------------     ----------------------------------------
Earnings (1)                           297      289      621      505      417      396      362
                                       ============     ========================================
Fixed Charges:
  Interest Expense                      38       42       81       25        3        3        6
  Gross rents                           58       56      113      105       96       94       92
                                       ------------     ----------------------------------------
Fixed Charges (2)                       96       98      194      130       99       97       98
                                       ============     ========================================
Ratio of earnings to fixed             3.1      2.9      3.2      3.9      4.2      4.1      3.7
  charges (1)/(2)